Exhibit 5.1

October 5, 2020

Lithia Motors, Inc.

150 N. Bartlett Street

Medford, Oregon 97501

Re: Lithia Motors, Inc. Underwriting Agreement

Ladies and Gentlemen:

We have acted as counsel to Lithia Motors, Inc., an Oregon corporation (the “Company”), in connection with the issuance and sale by the Company of 3,659,091 shares of Class A common stock of the Company, no par value per share (including 477,272 shares of Class A common stock of the Company being issued pursuant to the exercise of the underwriters’ option to purchase additional shares) (the “Shares”), pursuant to the Underwriting Agreement, dated September 30, 2020 (the “Underwriting Agreement”), among the Company, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, acting as representatives of the underwriters named therein. The Shares will be issued pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-239969), as filed with the Securities and Exchange Commission (the “Commission”), on July 21, 2020 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), and the prospectus dated July 21, 2020 filed as part of the Registration Statement and the related prospectus supplement dated September 30, 2020 (collectively, the “Prospectus”).

We have examined the Registration Statement, the Prospectus and other instruments, certificates, records and documents, matters of fact and questions of law that we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the authenticity of documents submitted to us as originals and the genuineness of all signatures, the conformity to the original documents of all documents submitted to us as copies, and the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, certificates, records and documents we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company, and, when issued in accordance with the terms of the Underwriting Agreement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated October 5, 2020, incorporated by reference into the Registration Statement, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours,

/s/ PERKINS COIE LLP